      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2001


                                                      REGISTRATION NO. 333-58620

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             VIASYSTEMS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        75-2668620
          (State or other jurisdiction                           (I.R.S. Employer
       of incorporation or organization)                      Identification Number)

          101 SOUTH HANLEY ROAD, SUITE 400, ST. LOUIS, MISSOURI 63105
                                 (314) 727-2087
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               DAVID M. SINDELAR
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          101 SOUTH HANLEY ROAD, SUITE 400, ST. LOUIS, MISSOURI 63105
                                 (314) 727-2087
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                              R. SCOTT COHEN, ESQ.
                          WEIL, GOTSHAL & MANGES, LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201
                                 (214) 746-7700
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF           AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
    SECURITIES TO BE REGISTERED          REGISTERED           PER SHARE              PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value........      4,273,631            $2.46(1)           $10,513,132           $2,628(1)
----------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value........       535,905             $3.55(2)            $1,902,463            $476(2)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on April 3, 2001 as reported by the New York Stock Exchange. The Registrant previously paid $2,628 for this portion of the filing fee.



(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on May 16, 2001 as reported by the New York Stock Exchange.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IN NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 18, 2001



                                4,809,536 SHARES


                             VIASYSTEMS GROUP, INC.

                                  COMMON STOCK


     The 4,809,536 shares of common stock, par value $.01 per share, covered by this prospectus were previously issued by us in our acquisitions of Laughlin-Wilt Group, Inc., ABFM Corporation and certain assets of Schenzhen Changyuan Electronic Appliance Industries Co., Ltd. This common stock may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders," by their pledgees, donees or distributees.


     The selling stockholders may sell their stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or may sell it through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

     We will not receive any of the proceeds from the sale of the common stock.


     Our common stock is traded on the New York Stock Exchange under the symbol "VG." On May 17, 2001, the closing sale price of the common stock was $3.75 per share.


                             ---------------------

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May 18, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
How to Get Additional Information...........................    1
Information Incorporated by Reference.......................    1
Special Note About Forward-Looking Statements...............    2
Prospectus Summary..........................................    3
Risk Factors................................................    4
Use of Proceeds.............................................   10
Unaudited Pro Forma Financial Information...................   10
Selling Stockholders........................................   13
Plan of Distribution........................................   14
Legal Matters...............................................   15
Experts.....................................................   15

                       HOW TO GET ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and obtain a copy of any document we file:

     - At the Public Reference Room of the SEC at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549;

     - At the public reference facilities of the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048; or Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661;

     - At the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; or

     - From the SEC's web site at www.sec.gov.

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC's web site contains reports, proxy statements and other information about issuers, including us, who file electronically with the SEC. Some of the locations described above may charge a fee for copies.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should examine the registration statement that can be obtained at the locations listed above. Statements contained in this prospectus concerning the contents of contracts and other documents are not necessarily complete. You should refer to the contract or other document for additional information.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC permits us to "incorporate by reference" the information that we have filed with it. This means that important information, not presented in this prospectus, may be contained elsewhere. We incorporate by reference the following documents and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the time the selling stockholders complete their offering of shares of our common stock:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2000;


     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;


     - Our current report on Form 8-K filed on March 30, 2001;

     - Our definitive proxy statement for the 2001 annual meeting of stockholders; and

     - The description of our common stock set forth in the Registration Statement on Form S-1/A filed on March 23, 2000.

YOU MAY OBTAIN A COPY OF ANY OR ALL DOCUMENTS REFERRED TO ABOVE, WITHOUT CHARGE, BY MAKING A WRITTEN OR TELEPHONE REQUEST TO INVESTOR RELATIONS, 101 SOUTH HANLEY ROAD, SUITE 400, ST. LOUIS, MISSOURI 63105, TELEPHONE: (314) 719-1831.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the transactions described herein, this offering, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or other similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.


     You should understand that many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include fluctuations in our operating results and customer orders, our competitive environment, our reliance on our largest customers, risks associated with our international operations, our ability to protect our patents and trade secrets, environmental laws and regulations, risks associated with our acquisition strategy, our substantial indebtedness, control by our largest stockholders and other factors described under "Risk Factors" elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights selected information about us and may not contain all of the information that is important to you. The other information is important, so please read carefully this entire prospectus, together with the more detailed information and consolidated financial statements including the notes thereto, incorporated by reference in this prospectus.

OUR COMPANY

     We are a leading worldwide independent provider of electronics manufacturing services to original equipment manufacturers primarily in the telecommunications and networking industries. We offer electronics manufacturing services to original equipment manufacturers that outsource the design and manufacture of their products. Our products and services consist of the following:

     - the design and fabrication of printed circuit boards, in particular highly complex, multi-layered printed circuit boards;

     - the manufacture of complex printed circuit board assemblies;

     - the manufacture of custom-designed backpanel assemblies;

     - the design and manufacture of wire harnesses and custom cable assemblies;

     - the design and manufacture of custom enclosures;

     - the design and manufacture of power supply systems for telecommunications systems;

     - the design and manufacture of thermal management systems used in custom enclosures;

     - the procurement and management of materials; and

     - the assembly and testing of our customers' complete systems and products.

     We were incorporated in Delaware in August 1996 and are headquartered in St. Louis, Missouri. The mailing address for our headquarters is 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, and our telephone number at that location is (314) 727-2087. We can also be reached at our web site www.viasystems.com.

THE OFFERING


Common Stock Offered by the Selling
  Stockholders......................     4,809,536 shares


Use of Proceeds.....................     We will not receive any of the proceeds
                                         of the offering.

Risk Factors........................     See "Risk Factors" for a discussion of
                                         factors you should carefully consider
                                         before deciding to invest in shares of
                                         our common stock.

Dividend Policy.....................     We historically have not paid cash
                                         dividends on our common stock and do
                                         not plan to do so in the near future.
                                         We are restricted under our credit
                                         agreement from paying cash dividends.

     Our common stock is traded on the New York Stock Exchange under the symbol "VG".

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial conditions or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS AND, BECAUSE MANY OF OUR OPERATING COSTS ARE FIXED, EVEN SMALL REVENUE SHORTFALLS CAN HAVE A DISPROPORTIONATE EFFECT ON OUR OPERATING RESULTS

     Our operating results may vary significantly for a variety of reasons, including:

     - expenditures or write-offs related to acquisitions;

     - start-up expenses relating to new manufacturing facilities;

     - pricing pressures;

     - timing of orders from and shipments to major customers;

     - our capacity relative to the volume of orders;

     - expenditures in anticipation of future sales;

     - variations in product mix; and

     - overall economic conditions in the electronics industry.

     Historically, expenditures and write-offs related to acquisitions, debt refinancing, start-up expenses relating to new manufacturing facilities and pricing pressures have caused fluctuations in our operating results. For example, in the fiscal year ended December 31, 2000, we incurred $31.2 million of write-offs related to early extinguishment of debt, and in the fiscal year ended December 31, 1999, we incurred $17.6 million of write-offs related to acquisitions and $18.4 million of write-offs related to start-up expenses, net of tax benefit of $6.7 million. Because a significant portion of our operating expenses are fixed, even a relatively small revenue shortfall can have a disproportionate effect on our results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

A SIGNIFICANT PORTION OF OUR REVENUES ARE BASED ON SALES TO OUR LARGEST CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY

     For the year ended December 31, 2000, Lucent Technologies accounted for approximately 21% and our five largest customers as a group accounted for approximately 42%, of our net sales. Although we cannot assure you that our principal customers will continue to purchase products from us at past levels, we expect a significant portion of our revenue will continue to be concentrated within a small number of customers. In addition, we anticipate that Lucent Technologies will continue to be our largest customer for at least the next few years. Although we have supply agreements with Lucent Technologies there may be circumstances that would allow them to terminate those agreements or to purchase required quantities from other suppliers if we fail to perform. Additionally, an extraordinary change in the financial condition or business of these customers could cause them to be unable to fulfill their obligations to us under those contracts. The loss of, or significant curtailment of purchases by, Lucent Technologies or one or more of these principal customers could have a material adverse effect on our revenues.

WE RELY HEAVILY ON THE TELECOMMUNICATIONS AND NETWORKING INDUSTRIES; ACCORDINGLY, A DOWNTURN IN THESE INDUSTRIES WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO FORECAST DEMAND AND PRODUCTION AND TO MEET DESIRED SALES LEVELS

     Our principal customers are in the telecommunications and networking industries, which are characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the telecommunications and networking industries would likely have a material adverse effect on our ability to forecast demand and production and to meet desired sales levels.

WE ARE EXPANDING OUR BUSINESS INTO NEW PRODUCTS AND SERVICES AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES WHO HAVE BEEN IN THESE BUSINESSES LONGER THAN WE HAVE

     The electronics manufacturing services industry is highly fragmented and characterized by intense competition. During the last two years, we have broadened our product offerings by expanding our backpanel assembly capabilities as well as adding printed circuit board assembly, wire harness and cable assembly, custom enclosure fabrication, full system assembly and test capabilities. As a result of our broadened focus in the electronics manufacturing services industry, we will be competing with companies that have substantially greater financial and manufacturing resources than we have and who have been providing these services longer than we have. As a participant in the electronics manufacturing services industry, we compete on the basis of product quality, responsiveness to customers, manufacturing and engineering technology and price. There can be no assurance that we will be able to successfully compete on this basis with our more established competitors.

THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE; OUR FAILURE TO TIMELY OR ADEQUATELY RESPOND TO THOSE CHANGES MAY RENDER OUR EXISTING TECHNOLOGY LESS COMPETITIVE OR OBSOLETE, AND OUR OPERATING RESULTS MAY SUFFER

     The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for higher technology and more complex products. In addition, the electronics manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete. There can be no assurance that we will effectively respond to the technological requirements of the changing market, including the need for substantial additional capital expenditures that may be required as a result of those changes and, as a result, our operating results may suffer.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR ABILITY TO CONTROL BUSINESS OPERATIONS AND EXPENDITURES MAY BE LIMITED

     We have grown rapidly in recent periods, and this growth may be difficult to sustain. Internal growth and further expansion of our value-added electronics manufacturing services offerings will require us to expand our existing operations and relationships and to improve our operational and information systems.

     We plan to expand our manufacturing capacity and value-added electronics manufacturing services offerings by expanding our facilities and by adding new equipment. This expansion involves significant risks. For example:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations, expand existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion on acceptable terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including increases in depreciation expense and rental expense. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected.

OUR ACQUISITION STRATEGY COULD FAIL OR PRESENT UNANTICIPATED PROBLEMS FOR OUR BUSINESS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE ACQUIRED BUSINESSES PROFITABLE OR REALIZE ANTICIPATED BENEFITS OF THOSE ACQUISITIONS; OUR ACQUISITION STRATEGY COULD ALSO RESULT IN DILUTION TO OUR STOCKHOLDERS

     Our growth strategy includes acquiring complementary businesses and assets of original equipment manufacturers. We cannot assure you that we will be able to successfully identify suitable acquisition opportunities or finance and complete any particular acquisition, combination or other transaction on acceptable terms and prices. Furthermore, acquisitions involve a number of risks and challenges, including:

     - diversion of management's attention;

     - the need to integrate acquired operations;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of acquisitions.

     To the extent that we issue shares of our stock or other rights to purchase stock in connection with any future acquisitions, our existing stockholders will suffer dilution and our earnings per share may decrease. Any future acquisitions may not generate additional revenue or benefit our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

THERE MAY BE SHORTAGES OF REQUIRED COMPONENTS WHICH WOULD CAUSE US TO CURTAIL OUR MANUFACTURING OR INCUR HIGHER THAN EXPECTED COSTS

     We purchase the components we use in producing printed circuit board and backpanel assemblies and other electronics manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. Component shortages or price fluctuations could have an adverse effect on our results of operations. Due to the continued increase of our contract manufacturing and assembly businesses as a percentage of our net sales, component shortages and price fluctuations would adversely affect our results of operations to a greater extent than in prior fiscal years.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT AND THE ABILITY TO FURTHER INCREASE OUR DEBT, WHICH COULD HAVE NEGATIVE CONSEQUENCES ON OUR BUSINESS IN THE FUTURE


     As of March 31, 2001:



     - our total debt outstanding was approximately $1.1 billion;



     - our interest expense for the year ended December 31, 2000 and for the three months ended March 31, 2001 was approximately $105.5 million and $22.0 million, respectively; and



     - our total stockholders' equity was approximately $54.7 million.



     In addition, as of March 31, 2001, we had approximately $61.8 million available for future borrowings under the revolving portion of our senior credit facility that may be used for future acquisitions and capital expenditures.


     Depending on our future performance, we and our subsidiaries will be permitted to incur significant additional debt in the future. Our high level of debt could have negative consequences. For example, it could:

     - increase our vulnerability to adverse industry and general economic conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal and interest payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments, acquisitions and other business activities;

     - limit our ability to obtain additional financing to fund future working capital, capital investments, acquisitions and other business activities;

     - expose us to the risk of interest rate fluctuations to the extent we pay interest at variable rates on our debt;

     - limit our flexibility to plan for, and react to, changes in our business and our industry; and

     - place us at a competitive disadvantage relative to our less leveraged competitors.

WE EXPECT FUTURE AMORTIZATION OF OUR INTANGIBLES TO CONTINUE TO HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS, AND ANY FUTURE IMPAIRMENT OF OUR LONG-LIVED ASSETS, INCLUDING OUR INTANGIBLES, WOULD LIKELY HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS

     In the past, we have experienced net losses as a result of significant amortization and write-offs associated with our acquisitions. Since acquisitions are expected to continue to be a focus of our growth strategy, we expect these charges and expenses to have a negative impact on our results in the future. For example, in 1999 and 2000, we incurred $63.3 million and $46.4 million, respectively, in charges relating to the amortization of goodwill from prior acquisitions. Additionally, in 1999, we incurred a $468.4 million non-cash impairment loss related to the write-down of long-lived assets, including goodwill and other acquired intangibles. We assess the recoverability of our long-lived assets, including intangible assets, based on their current and anticipated future undiscounted cash flows. Our policy for the recognition and measurement of any impairment of long-lived assets is to assess the current and anticipated future discounted cash flows associated with any impaired assets. To the extent any assets become impaired in the future, the charges would have a negative impact on our results.

A SIGNIFICANT PORTION OF OUR BUSINESS IS CONDUCTED IN FOREIGN COUNTRIES, EXPOSING US TO ADDITIONAL RISKS THAT MAY NOT EXIST IN THE UNITED STATES

     A significant portion of our operations is conducted in foreign countries and is subject to risks that are inherent in operating abroad, including:

     - inflation or changes in political and economic conditions;

     - governmental regulation;

     - changes in import duties;

     - trade restrictions;

     - work stoppages; and

     - other restraints and burdensome taxes.

     Approximately 66% of our net sales for the year ended December 31, 2000 originated outside of the United States.

WE ARE SUBJECT TO CURRENCY FLUCTUATIONS WHICH MAY AFFECT OUR COST OF GOODS SOLD AND OPERATING MARGINS

     We conduct some business in the Euro and some of our costs, including payroll and rent, are denominated in the Hong Kong dollar, the Chinese renminbi, the Mexican peso, the French franc, the Italian lira and the British pound sterling, as well as the Euro. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of goods sold and operating margins. Historically, these currency fluctuations have not had a significant effect on our operating results. We cannot predict the impact of future exchange rate fluctuations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES WHICH MAY CAUSE US TO INCUR SUBSTANTIAL COSTS

     Our success depends in part on proprietary technology and manufacturing techniques. We have few patents for these proprietary techniques and choose to rely primarily on trade secret protection. Litigation may be necessary to protect our technology, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on us. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. We cannot assure you that a license would be available on reasonable terms or at all.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH EXPOSE US TO POTENTIAL FINANCIAL LIABILITY

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Compliance with these environmental laws are major considerations in the fabrication of printed circuit boards because metals and other hazardous materials are used in the manufacturing process. Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of those wastes, may be subject to potential financial exposure for costs associated with the investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if those sites become contaminated. Liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. In addition, it is possible that in the future new or more stringent requirements could be imposed.


OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY RESTRICT OUR ABILITY TO OPERATE THE BUSINESS


     The agreements governing our indebtedness contain covenants that restrict our ability to, among other things, incur additional debt, pay dividends, repurchase junior debt, make investments, enter into transactions with affiliates, merge or consolidate with other entities and sell all or substantially all of our assets. In addition, our senior credit facility contains other limitations and also requires us to maintain specified financial ratios. A breach of any of these provisions could result in a default under our indebtedness, which would allow our lenders to declare all amounts outstanding under the indebtedness immediately due and payable, in which case, our assets might not be sufficient to repay those amounts. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

AFFILIATES OF HICKS, MUSE, TATE & FURST INCORPORATED CONTROL A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK, WHICH COULD RESULT IN ACTIONS OR DECISIONS THAT ARE NOT CONSISTENT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS


     As of the date of this prospectus, approximately 49.6% of our common stock is controlled by entities affiliated with Hicks, Muse, Tate & Furst Incorporated. In addition, a stockholders agreement among us, affiliates of Hicks Muse and other existing holders of our common stock provides that we and those stockholders have agreed to take all actions necessary, including voting the shares held by those stockholders, to elect the designees of Hicks Muse to our board of directors. Accordingly, Hicks Muse effectively controls the election of our board of directors and the approval or disapproval of other matters requiring stockholder approval and, as a result thereof, the direction of our management and policies. Using this control, Hicks Muse may take actions or make decisions that are not in the best interests of our other stockholders.


OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, EXTREMELY VOLATILE AND MAY DECREASE SIGNIFICANTLY

     Since the initial public offering of our common stock in March 2000, the trading prices of electronics manufacturing services companies in general, and ours in particular, have experienced extreme price fluctuations. Stock prices and trading volumes for our common stock may fluctuate widely for a number of reasons, including reasons that may be unrelated to our business or results of operations. Any negative change in the public's perception of electronics manufacturing services companies in general, or us in particular, could depress our stock price regardless of our operating results. Market fluctuations, as well as general political or economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. As a result, you may not be able to resell your shares at or above the price you pay for them.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     The market price for our common stock could fall substantially if our stockholders who hold restricted shares of common stock sell large amounts of shares of common stock in the public market. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity related securities in the future. These sales in the public market are limited by restrictions under federal securities law.


     As of the date of this prospectus, we have 141,463,261 outstanding shares of common stock. 88,321,538 of such shares are "restricted" securities within the meaning of the federal securities laws and may not be resold unless registered under the Securities Act of 1933 or sold pursuant to an applicable exemption, including Rule 144. 88,243,371 shares are eligible for sale in the public market under Rule 144, subject, if applicable, to volume and manner of sale limitations imposed by Rule 144.


IT MAY BE DIFFICULT TO TAKE OVER OUR COMPANY, AND THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK


     As of the date of this prospectus, entities affiliated with Hicks Muse control approximately 49.6% of our outstanding common stock. Accordingly, Hicks Muse effectively controls the decision whether a change of control will occur. Moreover, some provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you. These provisions and controlling ownership by Hicks Muse could also adversely affect our common stock price.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information is based on our audited consolidated financial statements for the year ended December 31, 2000, and the condensed financial statements of the operations formerly conducted by Interconnection Systems (Holdings) Limited, Forward Group, PLC, Zincocelere S.p.A. and Viasystems Sweden A.B., referred to in the pro forma financial statements as the "Transferred Operations." The unaudited pro forma statement of operations for the year ended December 31, 2000 gives effect to the transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden as though such transaction had occurred at January 1, 2000.

     The pro forma financial information gives effect to pro forma adjustments that are based upon available information and assumptions that we believe are reasonable. Our transfer of the operations formerly conducted by Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden have been transferred at historical cost. The pro forma financial information should be read in conjunction with our historical financial statements and the related notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in our annual report filed on Form 10-K on February 15, 2001.

     The pro forma financial information does not purport to be indicative of the results that would have been obtained had those transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                      COMPANY        TRANSFERRED       COMPANY
                                                     HISTORICAL     OPERATIONS(1)     PRO FORMA
                                                    ------------    -------------    ------------
Net sales.........................................  $  1,604,985      $(95,663)      $  1,509,322
Costs of goods sold...............................     1,230,552       (85,236)         1,145,316
Selling, general and administrative expenses,
  including non-cash compensation expense charge
  of $104,351.....................................       225,611       (12,431)           213,180
Depreciation and amortization.....................       144,866        (8,707)           136,159
                                                    ------------      --------       ------------
Operating income..................................         3,956        10,711             14,667
Interest expense, net.............................       105,514        (3,616)           101,898
Amortization of deferred financing costs..........         4,296           (24)             4,272
Other expense (income), net.......................         1,857          (397)             1,460
                                                    ------------      --------       ------------
Income (loss) before income taxes and
  extraordinary item..............................      (107,711)       14,748            (92,963)
Provision (benefit) for income taxes..............        (2,923)        4,638              1,715
                                                    ------------      --------       ------------
Income (loss) before extraordinary item...........  $   (104,788)     $ 10,110       $    (94,678)
                                                    ============      ========       ============
Basic net loss per weighted average common share
  before extraordinary item.......................  $      (0.88)(2)                 $      (0.80)(2)
                                                    ============                     ============
Basic weighted average common shares..............   121,607,031(2)                   121,607,031(2)
Diluted net loss per weighted average common share
  before extraordinary item.......................  $      (0.89)(2)                 $      (0.81)(2)
                                                    ============                     ============
Diluted weighted average common shares............   123,258,689(2)                   123,258,689(2)

     See accompanying notes to Unaudited Pro Forma Statement of Operations.

                     VIASYSTEMS GROUP, INC. & SUBSIDIARIES

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

(1) On March 29, 2000, we completed a transfer of the capital stock of our subsidiaries that owned Interconnection Systems Limited, Forward Group, Zincocelere and Viasystems Sweden to a new entity formed by our pre-IPO stockholders. The financial information related to those operations has been derived from the unaudited historical financial statements of those operations for the period beginning January 1, 2000 and ending March 29, 2000. Viasystems received subordinated notes in the aggregate principal amount of $124,532 for the capital stock of those entities. We accrue interest income on the subordinated notes and concurrently establish a full valuation allowance against the interest accrual.

(2) Basic net loss per weighted average common share before extraordinary item is computed by dividing the net loss before extraordinary item plus the charge for preferred stock dividends and accretion less the loss attributable to class A common stock and class A series II common stock, on an as-if converted basis at a conversion rate of one share of common stock for each 6 2/3 outstanding shares of class A common stock and class A series II common stock, by the weighted average common shares outstanding during the period. Losses attributable to class A common stock and class A series II common stock are calculated on a one-to-one basis using the weighted average shares before conversion, March 23, 2000, as these classes have identical rights and privileges with respect to dividends and voting as common shares. Diluted net loss per weighted average common share before extraordinary item is computed by dividing the net loss before extraordinary item plus the charge for preferred stock dividends and accretion by the weighted average common shares outstanding during the period plus the weighted average class A common stock and class A series II common stock shares outstanding on an as-if converted basis. Options and warrants were excluded from the diluted calculation because their effect is anti-dilutive. For further discussion of the calculation of basic and diluted loss per share, refer to note 24 of our consolidated financial statements incorporated by reference herein.

                              SELLING STOCKHOLDERS


     The following table sets forth the name and relationship with Viasystems of each selling stockholder and the number of shares of common stock that each selling stockholder (i) owned of record as of May 18, 2001, (ii) the maximum number of shares of common stock which may be offered for the account of the selling stockholders under this prospectus, and (iii) the amount and percentage of common stock to be owned by the selling stockholders after completion of the offering assuming the sale of all the common stock which may be offered hereunder.



                                                                                            AMOUNT AND PERCENTAGE
                                                                                               OF COMMON STOCK
                                                                          MAXIMUM NUMBER       OWNED AFTER THE
                                                          SHARES OWNED    OF SHARES WHICH        OFFERING(3)
                                                          AS OF MAY 18,   MAY BE OFFERED    ----------------------
SELLING STOCKHOLDER'S NAME & RELATIONSHIP TO COMPANY(1)      2001(2)         HEREUNDER      AMOUNT   PERCENTAGE(4)
-------------------------------------------------------   -------------   ---------------   ------   -------------
Laughlin Family Trust, Gene J. Laughlin & Dianna J.
  Laughlin, Trustees, U/A dated December 19, 1997(5)....    1,607,522        1,607,522          --         *
Jay Wilt(5).............................................    1,607,522        1,607,522          --         *
Beverly Anderson(5).....................................      153,258           82,437      70,821         *
Joel S. Lee(5)..........................................      379,614          379,614          --         *
William R. Nimtz(5).....................................      379,614          379,614          --         *
Michael K. Wacker(5)....................................      216,922          216,922          --         *
Equity Power Investments Limited(5).....................      535,905          535,905          --         *


---------------

 *  Less than 1%.

(1) None of the selling stockholders has held any office or maintained any material relationship with Viasystems or any of its subsidiaries during the past three years.


(2) The foregoing is based upon information provided by the persons described and the assumption that each selling stockholder had exercised all options, conversion rights or warrants by which such selling stockholder had the right, within 60 days following May 18, 2001, to acquire shares of common stock. At May 18, 2001, there were 141,463,261 shares of common stock outstanding. Except as otherwise noted, beneficial ownership includes sole voting and investment powers.


(3) Assumes the sale of all shares of common stock registered hereunder, although, to our knowledge, none of the selling stockholders has made any arrangements to sell any shares of common stock at this time.


(4) For purposes of calculating the percentage of common stock owned by each selling stockholder, it was assumed that each selling stockholder had exercised all options, conversion rights or warrants by which such selling stockholder had the right, within 60 days following May 18, 2001, to acquire shares of common stock.



(5) Includes 917,926 shares of common stock held in escrow for the benefit of the selling stockholders pursuant to the acquisition agreements relating to the acquisition of Laughlin-Wilt Group, Inc., ABFM Corporation and certain assets of Schenzhen Changyuan Electronic Appliance Industries Co., Ltd.



     We will pay the expenses of registering the shares of common stock being sold hereunder which are estimated to be $43,104.

                              PLAN OF DISTRIBUTION

     The selling stockholders (including their donees, pledgees and distributees) may offer and sell shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

     - on the New York Stock Exchange or any other securities exchange that lists the common stock for trading;

     - in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market;

     - in negotiated transactions;

     - in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

     - by pledge to secure debts and other obligations or on foreclosure of a pledge;

     - through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; and

     - in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

     We have been advised by the selling stockholders that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling stockholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus.

     We will pay all registration fees and expenses for the common stock offered by this prospectus. The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

     We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act from sales of common stock. Selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

     Instead of selling common stock under this prospectus, selling stockholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     Upon Viasystems being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     - the name of each such selling stockholder and of the participating broker-dealer;

     - the number of shares involved;

     - the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;

     - that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

                                 LEGAL MATTERS

     Our attorneys, Weil, Gotshal & Manges LLP, Dallas, Texas, and New York, New York will opine as to the validity of the common stock offered by this prospectus. A number of partners of Weil, Gotshal & Manges LLP are in Hicks Muse sponsored limited partnerships that own an aggregate of 41,984 shares of our common stock attributable to the gross investment by those partners. Additionally, attorneys at Weil, Gotshal & Manges LLP own an aggregate of 2,130 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Viasystems Group, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's change in its method of reporting costs of start-up activities as described in Note 20 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ABOUT VIASYSTEMS GROUP, INC. DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK AN OFFER TO BUY, SHARES OF COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.


                                4,809,536 SHARES


                             VIASYSTEMS GROUP, INC.

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                                  May 18, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the shares offered hereby*:


SEC registration fee........................................   $ 3,104
Printing and engraving expenses.............................     7,000
Legal and accounting fees and expenses......................    30,000
Miscellaneous...............................................     3,000
                                                               -------
          Total.............................................   $43,104
                                                               =======


---------------

* The selling stockholders will pay any sale commissions incurred in connection with their sale of shares registered hereunder.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

     Article Ninth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted under the DGCL (including the right to be paid expenses incurred in investigating or defending any such proceeding in advance of its final disposition).

     Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's directors shall not be personally liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has purchased a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(1)
           2.2           -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.) and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(1)
           2.3           -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(1)
           2.4           -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(1)
           2.5           -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems, Inc. and Chips Acquisition,
                            Inc.(1)
           2.6           -- Acquisition Agreement, dated as of January 29, 1998,
                            among Viasystems B.V. and Print Service Holding N.V.(2)
           2.7           -- Sale and Purchase Agreement, dated as of February 11,
                            1998, between Viasystems, S.r.l., as purchaser, European
                            Circuits SA and individuals named therein, as sellers(2)
           2.8           -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(3)
           2.9           -- Stock Purchase Agreement, dated March 23, 2000, by and
                            among International Wire Group, Inc., Wirekraft
                            Industries, Inc. and Viasystems International, Inc.(4)
           3.1           -- Amended and Restated Certificate of Incorporation of
                            Viasystems Group, Inc.(5)
           3.2           -- Amended and Restated Bylaws of Viasystems Group, Inc.(5)
           4.1           -- Credit Agreement, dated as of March 29, 2000, among
                            Viasystems Group, Inc., as Guarantor, Viasystems, Inc. as
                            U.S. Borrower, Viasystems Canada, Inc. and Print Service
                            Holding N.V., as Foreign Subsidiary Borrowers, The
                            Several Banks and other Financial Institutions parties
                            thereto, The Chase Manhattan Bank of Canada, as Canadian
                            Administrative Agent, Chase Manhattan Bank International
                            Limited, as Multicurrency Administrative Agent, and The
                            Chase Manhattan Bank, as Administrative Agent, Bank of
                            America, N.A. as Syndication Agent, Bankers Trust
                            Company, as Syndication Agent, and Chase Securities Inc.,
                            as Sole Book Manager and Sole Lead Arranger(5)
           4.2           -- Indenture, dated as of June 6, 1997, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(1)
           4.3           -- Form of New Note (included in Exhibit 4.2, Exhibit B)
           4.4           -- Indenture, dated as of February 17, 1998, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee (2)
           4.5           -- Form of Exchange Note (included in Exhibit 4.4, Exhibit
                            B)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.6           -- First Amendment, dated April 23, 2001, to the Credit
                            Agreement, dated as of March 29, 2000, among Viasystems
                            Group, Inc., as Guarantor, Viasystems, Inc., as U.S.
                            Borrower, Viasystems Canada, Inc. and Print Service
                            Holding N.V., as Foreign Subsidiary Borrowers, The
                            Several Banks and other Financial Institutions parties
                            thereto, The Chase Manhattan Bank of Canada, as Canadian
                            Administrative Agent, Chase Manhattan Bank International
                            Limited, as Multicurrency Administrative Agent, and The
                            Chase Manhattan Bank, as Administrative Agent, Bank of
                            America, N.A. as Syndication Agent, Bankers Trust
                            Company, as Syndication Agent, and Chase Securities Inc.,
                            as Sole Book Manager and Sole Lead Arranger.(6)
           5.1           -- Opinion of Weil, Gotshal & Manges LLP*
          23.1           -- Consent of PricewaterhouseCoopers LLP*
          23.2           -- Consent of Weil, Gotshal & Manges LLP (filed with exhibit
                            5.1 hereto)


---------------

 *  Filed herewith.


(1) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).


(2) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K

(3) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

(4) Incorporated by reference to Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-46780).

(5) Incorporated by reference to Viasystems Group, Inc.'s Form 10-Q filed on May 10, 2000.


(6)Incorporated by reference to Viasystems Group, Inc.'s Form 10-Q filed on May 3, 2001.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to

        Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an Employee Benefit Plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of our Amended and Restated Certificate of Incorporation, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis and State of Missouri on the 18th day of May, 2001.


                                            VIASYSTEMS GROUP, INC.

                                            By:    /s/ DAVID M. SINDELAR
                                              ----------------------------------
                                                     David M. Sindelar
                                              Senior Vice President and Chief
                                                     Financial Officer

                                            By:   /s/ JOSEPH S. CATANZARO
                                              ----------------------------------
                                                     Joseph S. Catanzaro
                                               Senior Vice President -- Finance
                                                  and Chief Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            Chairman of the Board of            May 18, 2001
-----------------------------------------------------    Directors and Chief Executive
                   James N. Mills                        Officer (Principal Executive
                                                         Officer)

                /s/ DAVID M. SINDELAR                  Senior Vice President and Chief     May 18, 2001
-----------------------------------------------------    Financial Officer
                  David M. Sindelar

               /s/ JOSEPH S. CATANZARO                 Senior Vice President-Finance       May 18, 2001
-----------------------------------------------------    and Chief Accounting Officer
                 Joseph S. Catanzaro

                          *                            President, Chief Operating          May 18, 2001
-----------------------------------------------------    Officer and Director
                  Timothy L. Conlon

                          *                            Director                            May 18, 2001
-----------------------------------------------------
                   Thomas O. Hicks

                          *                            Director                            May 18, 2001
-----------------------------------------------------
                    Jack D. Furst

                          *                            Director                            May 18, 2001
-----------------------------------------------------
                  Richard W. Vieser

                          *                            Director                            May 18, 2001
-----------------------------------------------------
                  Kenneth F. Yontz

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----


                          *                            Director                            May 18, 2001
-----------------------------------------------------
                  Thomas H. O'Brien

                          *                            Director                            May 18, 2001
-----------------------------------------------------
               Rt. Hon. Brian Mulroney

              *By:/s/ DAVID M. SINDELAR
-----------------------------------------------------
                 David M. Sindelar,
                  Attorney-in-fact

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Securities Purchase Agreement, dated as of October 1,
                            1996, among Viasystems Group, Inc. (formerly known as
                            Circo Craft Holding Company) and certain Purchasers (as
                            defined therein)(1)
           2.2           -- Acquisition Agreement, dated as of November 26, 1996,
                            among Lucent Technologies Inc., Viasystems Group, Inc.
                            (formerly known as Circo Technologies Group, Inc.) and
                            Viasystems, Inc. (formerly known as Circo Craft
                            Technologies, Inc.)(1)
           2.3           -- Agreement and Plan of Merger, dated as of April 11, 1997 by and among Viasystems Group, Inc., HMTF Acquisition,
                            L.P., HMTF U.K. Acquisition Company, Hicks, Muse, Tate &
                            Furst Equity Fund III and HM3 Coinvestors, L.P.(1)
           2.4           -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems Group, Inc. and Chips Holdings,
                            Inc.(1)
           2.5           -- Agreement and Plan of Merger, dated as of June 6, 1997, by and between Viasystems, Inc. and Chips Acquisition,
                            Inc.(1)
           2.6           -- Acquisition Agreement, dated as of January 29, 1998,
                            among Viasystems B.V. and Print Service Holding N.V.(2)
           2.7           -- Sale and Purchase Agreement, dated as of February 11,
                            1998, between Viasystems, S.r.l., as purchaser, European
                            Circuits SA and individuals named therein, as sellers(2)
           2.8           -- Share Purchase Agreement, dated August 1, 1999, among
                            Termbray Electronics (B.V.I.) Limited, Termbray
                            Industries International (Holdings) Limited, Viasystems,
                            Inc. and Viasystems Group, Inc.(3)
           2.9           -- Stock Purchase Agreement, dated March 23, 2000, by and
                            among International Wire Group, Inc., Wirekraft
                            Industries, Inc. and Viasystems International, Inc.(4)
           3.1           -- Amended and Restated Certificate of Incorporation of
                            Viasystems Group, Inc.(5)
           3.2           -- Amended and Restated Bylaws of Viasystems Group, Inc.(5)
           4.1           -- Credit Agreement, dated as of March 29, 2000, among
                            Viasystems Group, Inc., as Guarantor, Viasystems, Inc. as
                            U.S. Borrower, Viasystems Canada, Inc. and Print Service
                            Holding N.V., as Foreign Subsidiary Borrowers, The
                            Several Banks and other Financial Institutions parties
                            thereto, The Chase Manhattan Bank of Canada, as Canadian
                            Administrative Agent, Chase Manhattan Bank International
                            Limited, as Multicurrency Administrative Agent, and The
                            Chase Manhattan Bank, as Administrative Agent, Bank of
                            America, N.A. as Syndication Agent, Bankers Trust
                            Company, as Syndication Agent, and Chase Securities Inc.,
                            as Sole Book Manager and Sole Lead Arranger(5)
           4.2           -- Indenture, dated as of June 6, 1997, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee(1)
           4.3           -- Form of New Note (included in Exhibit 4.2, Exhibit B)
           4.4           -- Indenture, dated as of February 17, 1998, by and between
                            Viasystems, Inc. and The Bank of New York, as Trustee (2)
           4.5           -- Form of Exchange Note (included in Exhibit 4.4, Exhibit
                            B)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.6           -- First Amendment, dated April 23, 2001, to the Credit
                            Agreement, dated as of March 29, 2000, among Viasystems
                            Group, Inc., as Guarantor, Viasystems, Inc., as U.S.
                            Borrower, Viasystems Canada, Inc. and Print Service
                            Holding N.V., as Foreign Subsidiary Borrowers, The
                            Several Banks and other Financial Institutions parties
                            thereto, The Chase Manhattan Bank of Canada, as Canadian
                            Administrative Agent, Chase Manhattan Bank International
                            Limited, as Multicurrency Administrative Agent, and The
                            Chase Manhattan Bank, as Administrative Agent, Bank of
                            America, N.A. as Syndication Agent, Bankers Trust
                            Company, as Syndication Agent, and Chase Securities Inc.,
                            as Sole Book Manager and Sole Lead Arranger.(6)
           5.1           -- Opinion of Weil, Gotshal & Manges LLP*
          23.1           -- Consent of PricewaterhouseCoopers LLP *
          23.2           -- Consent of Weil, Gotshal & Manges LLP (filed with exhibit
                            5.1 hereto)


---------------

 *  Filed herewith.


(1) Incorporated by reference to the Registration Statement of Viasystems, Inc. on Form S-1. (File No. 333-29727).


(2) Incorporated by reference to Viasystems, Inc.'s 1997 Annual Report on Form 10-K

(3) Incorporated by reference to the Form 8-K/A of Viasystems, Inc. filed on October 15, 1999.

(4) Incorporated by reference to Viasystems Group, Inc.'s Registration Statement on Form S-1 (File No. 333-46780).

(5) Incorporated by reference to Viasystems Group, Inc.'s Form 10-Q filed on May 10, 2000.


(6)Incorporated by reference to Viasystems Group, Inc.'s Form 10-Q filed on May 3, 2001.